Exhibit 99.1

Signet Jewelers Reports Fourth Quarter and Fiscal 2019 Results

HAMILTON, Bermuda--(BUSINESS WIRE)--April 3, 2019--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“fourth quarter Fiscal 2019”) and 52 weeks ("Fiscal 2019") ended February 2, 2019.

Fourth Quarter Fiscal 2019:

  Q4 same store sales decreased 2.0%
  Q4 GAAP diluted earnings per share (“EPS”) of $(2.25), including the impact of a non-cash impairment charge related to goodwill and intangibles, restructuring charges, and resolution of a previously disclosed regulatory matter
  Q4 Non-GAAP diluted EPS of $3.96

Fiscal 2019:

  Fiscal 2019 same store sales decreased 0.1%
  Fiscal 2019 GAAP diluted EPS of $(12.62), including the impact of a non-cash impairment charge related to goodwill and intangibles, loss recognized upon the sale of non-prime receivables, restructuring charges, and resolution of a previously disclosed regulatory matter
  Fiscal 2019 non-GAAP diluted EPS of $3.72

Fiscal 2020:

  Fiscal 2020 guidance for same store sales down 2.5% to flat and total sales of $6.0 billion - $6.1 billion
  Fiscal 2020 guidance for GAAP diluted EPS of $1.86 - $2.66
  Fiscal 2020 guidance for non-GAAP diluted EPS of $2.87 - $3.45
  Maintains quarterly dividend at $0.37 per share

	Fiscal Q4'19(1)	Fiscal Q4'18(2)	Fiscal 2019(1)	Fiscal 2018(2)
Revenue ($ in millions)	$2,154.7	$2,293.1	$6,247.1	$6,253.0
Same store sales % change(1),(3)	(2.0)%	(5.2)%	(0.1)%	(5.3)%
GAAP
Operating income (loss) as % of sales	(3.9)%	14.1%	(12.2)%	9.3%
GAAP Diluted EPS	$(2.25)	$5.24	$(12.62)	$7.44
Non-GAAP(4)
Operating income (loss) as % of sales	11.2%	14.1%	4.4%	9.3%
Non-GAAP Diluted EPS	$3.96	$4.28	$3.72	$6.51
(1)	Fiscal Q4'19 and Fiscal 2019 same store sales % change calculated by aligning weeks in the quarter to same weeks in prior year.
(2)	Fiscal Q4'18 and Fiscal 2018 numbers are as reported with Q4'18 same store sales % change based on Fiscal 2018 calendar.
(3)	Same store sales include physical store sales and eCommerce sales, which each incorporate the year-over-year growth of James Allen.
(4)	See non-GAAP reconciliation page.

Virginia C. Drosos, Chief Executive Officer, commented, "In Fiscal 2019, we began our Path to Brilliance transformation journey, building foundational capabilities to drive future growth. We made progress on our Path to Brilliance initiatives, achieving double-digit eCommerce growth, delivering $85 million of net cost savings, and continuing to optimize our store footprint. However, we did not finish the year as strongly as expected due to a highly competitive promotional environment, continued consumer weakness in the UK, and lower than expected customer demand for legacy merchandise collections that impacted our holiday fourth quarter results."

Drosos continued, “Using important learnings from Year One of our transformation, as we look forward to Fiscal 2020, we are accelerating initiatives to further develop the seamless and personalized OmniChannel jewelry experience that Signet can uniquely provide. This includes: 1) reinvigorating our product assortment in-store and online with more exclusive pieces and customization; 2) increasing targeted messaging and promotional effectiveness; 3) improving our eCommerce and mobile technology; and 4) enhancing full service offerings like repairs and piercings. Higher levels of investment in these growth initiatives are expected to be funded by aggressively addressing our cost structure and more efficiently managing our inventory. We expect these initiatives to improve the trajectory of our same store sales, operating margins and cash flow generation, and to bolster our balance sheet over the course of our multi-year transformation journey."

	Change from previous year
Fourth Quarter Fiscal 2019	Same store sales(1)	Non-same store sales, net	Impact of 14th week on total sales	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	(1.6)%	2.1%	(3.4)%	(2.9)%	—%	(2.9)%	$837.4
Zales	2.0%	(2.3)%	(4.2)%	(4.5)%	—%	(4.5)%	$461.4
Jared	(8.4)%	2.8%	(4.4)%	(10.0)%	—%	(10.0)%	$382.2
Piercing Pagoda	17.1%	(3.7)%	(4.5)%	8.9%	—%	8.9%	$99.1
James Allen	(1.4)%	—%	—%	(1.4)%	—%	(1.4)%	$63.5
Peoples	2.1%	(0.9)%	(4.6)%	(3.4)%	(4.8)%	(8.2)%	$74.3
Regional banners(2)	(15.4)%	(31.4)%	(3.1)%	(49.9)%	(0.3)%	(50.2)%	$25.0
North America segment	(1.4)%	(0.2)%	(3.7)%	(5.3)%	(0.2)%	(5.5)%	$1,942.9
H.Samuel	(5.8)%	(1.1)%	(4.5)%	(11.4)%	(4.5)%	(15.9)%	$102.8
Ernest Jones	(8.9)%	1.3%	(5.2)%	(12.8)%	(4.6)%	(17.4)%	$92.2
International segment	(7.3)%	0.1%	(4.8)%	(12.0)%	(4.6)%	(16.6)%	$195.0
Other(3)						479.3%	$16.8
Signet	(2.0)%	0.4%	(3.8)%	(5.4)%	(0.6)%	(6.0)%	$2,154.7
(1)	The 53rd week in Fiscal 2018 has resulted in a shift in Fiscal 2019, as the fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2019 are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods.
(2)	Regional banners represents results for regional stores presented in the prior year as part of the former Sterling Jewelers and Zale Jewelry segments (including Gordon’s and Mappins).
(3)	Includes sales from Signet’s diamond sourcing initiative.

	Change from previous year
Fiscal 2019	Same store sales(1)	Non-same store sales, net	Impact of 53rd week on total sales	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	(1.4)%	2.2%	(1.2)%	(0.4)%	na	(0.4)%	$2,417.8
Zales	4.8%	(1.9)%	(1.6)%	1.3%	na	1.3%	$1,260.7
Jared	(4.6)%	1.8%	(1.5)%	(4.3)%	na	(4.3)%	$1,141.4
Piercing Pagoda	13.1%	(3.0)%	(1.4)%	8.7%	na	8.7%	$302.5
James Allen	14.6%						$223.7
Peoples	1.8%	(1.9)%	(1.6)%	(1.7)%	(1.5)%	(3.2)%	$208.5
Regional banners(2)	(12.7)%	(34.7)%	(0.9)%	(48.3)%	(0.1)%	(48.4)%	$87.1
North America segment	0.5%	1.3%	(1.3)%	0.5%	—%	0.5%	$5,641.7
H.Samuel	(4.8)%	(1.5)%	(1.6)%	(7.9)%	0.5%	(7.4)%	$284.0
Ernest Jones	(5.6)%	0.9%	(1.7)%	(6.4)%	0.8%	(5.6)%	$292.5
International segment	(5.2)%	(0.3)%	(1.7)%	(7.2)%	0.7%	(6.5)%	$576.5
Other(3)						37.0%	$28.9
Signet	(0.1)%	1.4%	(1.4)%	(0.1)%	—%	(0.1)%	$6,247.1
(1)	The 53rd week in Fiscal 2018 has resulted in a shift in Fiscal 2019, as the fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2019 are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods.
(2)	Regional banners represents results for regional stores presented in the prior year as part of the former Sterling Jewelers and Zale Jewelry segments (including Gordon’s and Mappins).
(3)	Includes sales from Signet’s diamond sourcing initiative.

	Fourth quarter Fiscal 2019		Fourth quarter Fiscal 2018
GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$(60.1)	(3.1)%	$305.9	14.9%
International segment	31.0	15.9%	35.0	15.0%
Other	(54.4)	nm	(17.4)	nm
Total GAAP operating income / (loss)	$(83.5)	(3.9)%	$323.5	14.1%

	Fourth quarter Fiscal 2019		Fourth quarter Fiscal 2018
Non-GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$222.0	11.4%	$305.9	14.9%
International segment	31.0	15.9%	35.0	15.0%
Other	(11.7)	nm	(17.4)	nm
Total Non-GAAP operating income / (loss)	$241.3	11.2%	$323.5	14.1%

Signet Path to Brilliance Expected Savings and Restructuring Costs

In March of 2018, the company announced a three-year Signet Path to Brilliance transformation plan intended to reposition the company to be the OmniChannel jewelry category leader. This plan is expected to enhance the company’s cost competitiveness while providing a source of funding for future growth initiatives.

In Fiscal 2019, the company realized $85 million of net cost savings. In Fiscal 2020, the company expects net cost savings of $60 million - $70 million including: 1) procurement savings in merchandise and indirect spend; 2) consolidation of facilities; and 3) payroll savings as a result of implementing simplified organization structures. The company continues to expect its transformation plan to deliver $200 million - $225 million of net cost savings in Fiscal Years 2019-2021, inclusive of the $85 million achieved in Fiscal 2019.

In Fiscal 2019, the Company incurred pre-tax charges of $126 million, of which $41 million were cash charges. In Fiscal 2020, the Company’s preliminary estimates for pre-tax charges related to cost reduction activities ranges from $55 million - $70 million, of which $46 million - $58 million are expected to be cash charges. The company's estimates for pre-tax charges in the three fiscal years is a range of $200 million - $220 million, of which $105 million - $115 million are expected to be cash charges.

The company continues to strategically reduce and reposition its real estate footprint to increase store productivity and allow for more focused, impactful investments in compelling, digitally enabled new store designs, as well as targeted store appearance updates across the portfolio. In Fiscal 2019, the company closed 262 stores. In Fiscal 2020, the company expects to close more than 150 stores, with limited new store openings primarily consisting of repositions to off-mall locations. By the end of Fiscal 2020, the company expects it will have reduced its store base by 13% over a three-year period.

Expense savings related to store closures are not included in the Path to Brilliance transformation plan net cost savings target of $200 million - $225 million.

Goodwill and Intangible Asset Impairment

The company recorded a non-cash goodwill and intangible asset impairment pre-tax charge of $286.7 million in the fourth quarter that will have no impact on the company’s day-to-day operations, debt covenants or liquidity. Revised long-term projections for James Allen resulted from a higher than expected unfavorable impact related to sales tax collection due to the U.S. Supreme Court South Dakota v. Wayfair, Inc. sales tax nexus case, as well as a more competitive online jewelry marketplace. These revised projections combined with a higher discount rate driven by risk premium utilized in the valuation of James Allen resulted in lower than previously projected discounted long-term future cash flows for this business. As a result, there was a $261.4 million write-down to the James Allen goodwill and intangible asset balances.

The remaining impairment charge of $25.3 million is attributable to intangibles associated with the Zale acquisition and goodwill recognized as part of the acquisition of the company's diamond polishing factory in Botswana.

Fourth Quarter Fiscal 2019 Financial Highlights:

Signet's total sales were $2.15 billion, down $138.4 million or down 6.0%, in the 13 weeks ended February 2, 2019 on a reported basis and down 5.4% on a constant currency basis. Total same store sales performance decreased 2.0% year-over-year, inclusive of: 1) a favorable impact of approximately 60 bps related to incremental clearance; 2) a favorable impact of 35 bps due to planned shifts in timing of promotions at Zales and Peoples; and 3) a 25 bps unfavorable impact related to a timing shift of service plan revenue recognized as a result of the historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period.

North America payment plan participation rate, including both credit and leasing sales, was 50.1% versus 49.7% in the prior year fourth quarter.

The decrease in total sales of $138.4 million from the prior year quarter was positively impacted by the new US GAAP revenue recognition accounting standard, offset by the comparison against: 1) a 14th week in Fiscal 2018; 2) net store closures; and 3) unfavorable foreign exchange translation. The 14th week generated $84.3 million in sales in Fiscal 2018.

eCommerce sales in the fourth quarter were $260.6 million, up 5.4% year over year. eCommerce sales accounted for 12.1% of fourth quarter sales, up from 11.2% of total sales in the prior year fourth quarter. Brick and mortar same store sales declined 3.0% in the fourth quarter.

By operating segment:

North America

  Same store sales decreased 1.4%, inclusive of: 1) a favorable impact of 65 bps of incremental clearance; 2) a favorable impact of 40 bps due to a planned shift in timing of promotions at Zales and Peoples; and 3) a 25 bps unfavorable impact related to a timing shift of service plan revenue recognized as discussed above. Average transaction value increased 2.2%, and the number of transactions decreased 4.0%. eCommerce sales increased 6.9%, and brick and mortar sales declined 2.5% on a same store sales basis.
  Same store sales increased at Piercing Pagoda by 17.1%. Zales grew by 2.0%, including a positive impact of 135 bps due to a planned shift in the timing of promotions. Kay same store sales decreased 1.6%, and Jared sales decreased 8.4%. James Allen sales declined 1.4%.
  The percentage of sales from new merchandise increased during the quarter, but this performance was more than offset by declines in legacy collections. Bridal sales were flat on a same store sales basis. Within bridal, engagement sales increased while anniversary sales declined. Anniversary sales were unfavorably impacted by declines in the Ever Us® collection. The Enchanted Disney Fine Jewelry® collection, Vera Wang Love® collection, Neil Lane® collection, and solitaires performed well. Fashion category sales decreased, with gold fashion jewelry, Disney fashion jewelry, and the Love + Be Loved™ collection performing well, offset by declines in the LeVian® and other legacy collections. The Other product category declined, driven by a strategic reduction of owned brand beads, as well as declines in Pandora®.

International

  International same store sales decreased 7.3%. Average transaction value decreased 5.4% and the number of transactions decreased 2.3%. eCommerce sales declined 6.9%, and brick and mortar sales declined 7.3% on a same store sales basis.
  The same store sales decline was driven by lower sales in bridal jewelry, fashion jewelry and fashion watches, partially offset by higher sales in prestige watches.

GAAP gross margin was $877.8 million, or 40.7% of sales, up 60 bps versus the prior year quarter. Factors impacting gross margin rate include: 1) a positive 250 bps impact related to no longer recognizing bad debt expense and late charge income; 2) a negative 40 bps impact related to an inventory write-down; 3) a negative 30 bps impact related to adopting the new US GAAP revenue recognition accounting standard, including higher revenue share payments associated with the prime credit outsourcing arrangement; and 4) a negative 10 bps impact related to a timing shift of revenue recognized on service plans. The residual factors impacting gross margin rate include deleverage from lower sales and the impact of promotional and incremental clearance sales partially offset by transformation cost savings.

Non-GAAP gross margin was $876.8 million, or 40.7% of sales, and excluded a $1.0 million benefit due to a change in inventory reserve initially recognized in the second quarter of Fiscal 2019 that was excluded from non-GAAP gross margin.

GAAP SGA was $647.2 million, or 30.0% of sales, compared to $634.5 million, or 27.7% of sales in the prior year. Factors impacting SGA include: 1) a $42 million, or 200 bps, increase in credit costs related to the transition to an outsourced credit model; 2) an $11 million, or 50 bps, charge related to the resolution of a previously disclosed regulatory matter; and 3) a $3 million, or 10 bps, decrease in incentive compensation. Increases in SGA were partially offset by transformation net cost savings and lower store staff costs primarily due to closed stores. Prior year SGA included $30.5 million in expense related to the 14th week.

Non-GAAP SGA was $636.2 million, or 29.5% of sales, and excluded an $11.0 million charge related to the resolution of a previously disclosed regulatory matter.

Other operating income was $0.7 million compared to $39.5 million in the prior year fourth quarter. The decrease is due to the sale of the accounts receivable portfolio resulting in no interest income earned in the current year quarter.

Operating loss was $83.5 million or (3.9)% of sales, compared to operating income of $323.5 million, or 14.1% of sales in the prior year fourth quarter. The prior year operating income includes a favorable impact from the 53rd week of $9.3 million. Factors impacting operating loss include: 1) a goodwill and intangible impairment charge of $286.7 million; 2) $27.1 million in restructuring charges due to store closure costs, severance and professional fees related to the Path to Brilliance transformation plan; 3) an $11.0 million charge related to the resolution of a previously disclosed regulatory matter; 4) a $13 million net unfavorable impact related to the outsourcing of credit; and 5) an $8.8 million inventory write-down. The residual factors impacting operating loss include the impact of lower sales, higher promotions, and clearance, partially offset by transformation cost savings.

Non-GAAP operating income was $241.3 million, or 11.2% of sales, compared to $323.5 million, or 14.1% of sales in prior year fourth quarter. Non-GAAP operating income excluded: 1) a $286.7 million goodwill and intangibles impairment charge; 2) $27.1 million in restructuring charges related to the Path to Brilliance transformation plan; and 3) an $11 million charge related to resolution of a previously disclosed regulatory matter.

Income tax expense was $13.9 million compared to income tax benefit of $37.8 million in the prior year fourth quarter. The higher effective tax rate in the current year quarter was driven primarily by 1) the impact of the non-deductible goodwill impairment charge; 2) pre-tax earnings mix by jurisdiction; and 3) an out of period correction related to a deferred tax liability associated with the Zale acquisition. The prior year fourth quarter tax benefit was driven by the favorable impact of the Tax Cuts and Jobs Act of 2017 together with pre-tax earnings mix by jurisdiction.

On a non-GAAP basis, income tax was a $1.2 million benefit in the fourth quarter, driven by pre-tax earnings mix by jurisdiction. Non-GAAP income tax benefit excludes the out of period income tax adjustment.

GAAP EPS was $(2.25), including: 1) a $4.78 charge related to a goodwill and intangible asset impairment; 2) a $0.37 charge related to the Path to Brilliance transformation plan; and 3) a $0.20 charge related to the resolution of a previously disclosed regulatory matter. Excluding these charges, EPS was $3.96 on a non-GAAP basis.

GAAP EPS in the quarter is based on net loss available to common shareholders, as the preferred shares are anti-dilutive and excluded from the ending share count due to the level of fourth quarter net loss.

Non-GAAP EPS in the quarter is based on non-GAAP net income before preferred dividends, with the preferred shares included in diluted share count due to the level of fourth quarter non-GAAP net income.

Fiscal 2019 Financial Highlights:

Signet's total sales were $6.2 billion, down $5.9 million or 0.1%, compared to Fiscal 2018. Total same store sales performance was down 0.1% versus the prior year inclusive of: 1) a favorable impact of approximately 155 bps related to incremental clearance; and 2) a 20 bps unfavorable impact related to a timing shift of service plan revenue recognized as a result of the historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period.

North America payment plan participation rate, including both credit and leasing sales, was 51.7% versus 52.3% in the prior year.

The total sales decline was positively impacted by the new US GAAP revenue recognition accounting standard and the addition of James Allen (acquired in September 2017). These factors were offset by net store closures and the negative impact of a comparison against a 53rd week in the prior year.

eCommerce sales at banner websites and James Allen were $682.4 million, up 39.0% on a reported basis. James Allen sales were $223.7 million for the year and had a positive 50 bps impact on total company same store sales. eCommerce sales increased across all divisions and accounted for 10.9% of full year sales, up from 8.0% of total sales in the prior year. Brick and mortar same store sales declined 1.6% for the year.

By operating segment:

North America

  Same store sales increased 0.5%, inclusive of: 1) a favorable impact of 175 bps of incremental clearance; and 2) a 20 bps unfavorable impact related to the shift of service plan revenue as discussed above. Average transaction value increased 4.3% and the number of transactions decreased 3.0%. eCommerce sales increased 43.1% on a reported basis (inclusive of James Allen, which was acquired in September 2017) and brick and mortar sales declined 1.1% on a same store sales basis.
  The percentage of sales from new merchandise increased during the year, but this performance was broadly offset by declines in legacy collections. Bridal and fashion sales each increased on a same store sales basis. Within bridal, The Enchanted Disney Fine Jewelry® collection, Vera Wang Love® collection, Neil Lane® collection, and solitaires performed well, while the Ever Us® collection declined. In fashion, gold fashion jewelry performed well, offset by declines in LeVian® and other legacy collections. The Other product category declined driven by a strategic reduction of owned brand beads, as well as declines in Pandora®.

International

  International same store sales decreased 5.2%. Average transaction value decreased 4.2% and the number of transactions decreased 0.9%. eCommerce sales increased 8.0% and brick and mortar sales declined 6.6% on a same store sales basis.
  The same store sales decline was driven by lower sales in bridal jewelry, fashion jewelry and fashion watches, partially offset by higher sales in prestige watches.

Balance Sheet and Statement of Cash Flows:

Net cash provided by operating activities for Fiscal 2019 was $697.7 million or $252.2 million, excluding the proceeds of the sale of the company's non-prime receivables to CarVal Investors and Castlelake LP in June 2018. Free cash flow for Fiscal 2019 was $564.2 million, or $118.7 million, excluding the proceeds of the sale of non-prime receivables.

Cash and cash equivalents were $195.4 million as of February 2, 2019, compared to $225.1 million at prior-year end.

Net accounts receivable were $19.5 million, compared to $692.5 million at the end of the prior year. The decline was due primarily to the sale of the non-prime accounts.

In Fiscal 2019, Signet deployed cash of $485.0 million to repurchase outstanding common stock, or 8.8 million shares, at an average cost of $55.06 per share. This share repurchase was primarily funded by $445.5 million in proceeds from the sale of the non-prime receivables. As of February 2, 2019, there was $165.6 million remaining under Signet’s share repurchase authorization.

Net inventories were $2.4 billion, up 4.8%, compared to $2.3 billion at the end of the prior year. The increase was primarily driven by greater investments in bridal inventory, particularly at Kay, and gold fashion items, as well as holiday sales below expectations.

Long-term debt was $649.6 million, down $38.6 million, compared to $688.2 million in the prior year period, primarily due to the principal repayment of $31.3 million on the term loan.

Financial Guidance:

Fiscal 2020
Same store sales	Down 2.5% - flat
Total sales	$6.0 billion - $6.1 billion
GAAP operating income	$190 million - $245 million
Non-GAAP operating income	$260 million - $300 million
GAAP diluted EPS	$1.86 - $2.66
Non-GAAP diluted EPS	$2.87 - $3.45

Weighted average common shares - basic	51.8 million
GAAP tax rate	12.0% - 15.5% including discrete tax items
Non-GAAP tax rate	16.0% - 17.5% including discrete tax items
Capital expenditures	$135 million - $155 million
Net selling square footage	down 2.5% - down 3.5%

The above Fiscal 2020 guidance reflects the following assumptions:

  Same store sales guidance includes an unfavorable impact of 20 bps related to a timing shift of service plan revenue recognized as a result of historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period.
  Expected unfavorable $190 million impact on revenues due to store closings.
  Company plans to close more than 150 stores in Fiscal 2020 and open 20-25 stores, for a net selling square footage decline of approximately 2.5% - 3.5%.
  Credit outsourcing is expected to have a flat to modestly negative year-over-year impact on operating profit.
  Transformation program net savings goal of $60 million - $70 million.
  Pre-tax charges of $55 million - $70 million related to the transformation plan.
  Interest expense of $42 million - $46 million.
  For purposes of calculating both GAAP and non-GAAP EPS, the company expects to use the basic share count for the first three quarters and the full year, and the diluted share count for the fourth quarter.
  Non-GAAP EPS guidance of $2.87 - $3.45 excludes restructuring charges associated with the transformation plan.

Q1 2020
Same store sales	Down 1.5% - Down 0.5%
Total sales	$1.42 billion - $1.44 billion
GAAP operating income	($25) million - ($12) million
Non-GAAP operating income	$3 million - $10 million
GAAP diluted EPS	($0.78) - ($0.54)
Non-GAAP diluted EPS	($0.28) - $(0.17)

Weighted average common shares - basic	51.6 million

The above Q1 2020 guidance reflects the following assumptions:

  Same store sales guidance includes a favorable impact of 40 bps related to a planned shift in timing of a promotion into the first quarter from the second quarter in the prior year.
  Same store sales guidance includes an unfavorable impact of 45 bps related to a timing shift of service plan revenue recognized as a result of historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period.
  Expected unfavorable $50 million impact on revenues due to store closings.
  Credit outsourcing is expected to have a slightly positive year over year impact on operating profit.
  Pre-tax charges of $22 million - $28 million related to the transformation plan.
  Interest expense of $10 million - $12 million.
  Expected GAAP tax benefit of $2.0 - $1.6 million inclusive of discrete tax items in the quarter.
  Expected non-GAAP tax expense of $0.4 million - $1.4 million inclusive of discrete tax items in the quarter.
  GAAP and non-GAAP EPS guidance is calculated by subtracting the preferred dividend from net income and applying basic share count.
  Non-GAAP EPS guidance of ($0.28) - ($0.17) excludes restructuring charges associated with the transformation plan.

Quarterly Dividend:

Signet’s Board of Directors declared a quarterly cash dividend of $0.37 per share for the first quarter of Fiscal 2020, payable on May 31, 2019 to shareholders of record on May 3, 2019, with an ex-dividend date of May 2, 2019.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:

Toll Free Dial-in: (833) 245-9657

International Dial-in: +1 (647) 689-4229

Access code: 5059335

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,300 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including, but not limited to: our ability to implement Signet's transformation initiative; the effect of US federal tax reform and adjustments relating to such impact on the completion of our quarterly and year-end financial statements; changes in interpretation or assumptions, and/or updated regulatory guidance regarding the US federal tax reform; the benefits and outsourcing of the credit portfolio sale including technology disruptions, future financial results and operating results; deterioration in the performance of individual businesses or of the company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the company’s recent market valuation; our ability to successfully integrate Zale Corporation and R2Net’s operations and to realize synergies from the Zale and R2Net transactions; general economic conditions; potential regulatory changes, global economic conditions or other developments related to the United Kingdom’s announced intention to negotiate a formal exit from the European Union; a decline in consumer spending or deterioration in consumer financial position; the merchandising, pricing and inventory policies followed by Signet; Signet’s relationships with suppliers and ability to obtain merchandise that customers wish to purchase; the reputation of Signet and its banners; the level of competition and promotional activity in the jewelry sector; the cost and availability of diamonds, gold and other precious metals; changes in the supply and consumer acceptance of gem quality lab created diamonds; regulations relating to customer credit; seasonality of Signet’s business; the success of recent changes in Signet’s executive management team; the performance of and ability to recruit, train, motivate and retain qualified sales associates; the impact of weather-related incidents on Signet’s business, financial market risks; exchange rate fluctuations; changes in Signet’s credit rating; changes in consumer attitudes regarding jewelry; management of social, ethical and environmental risks; the development and maintenance of Signet’s OmniChannel retailing; the ability to optimize Signet’s real estate footprint; security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems; changes in assumptions used in making accounting estimates relating to items such as credit outsourcing fees, extended service plans and pensions; risks related to Signet being a Bermuda corporation; the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors; Signet’s ability to protect its intellectual property; changes in taxation benefits, rules or practices in the US and jurisdictions in which Signet’s subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce; and an adverse development in legal or regulatory proceedings or tax matters, any new regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2019 Annual Report on Form 10-K filed with the SEC on April 3, 2019 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

GAAP to Non-GAAP Reconciliations

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the US (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of the non-prime receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary expenditure.

For the fourth quarter Fiscal 2019 and Fiscal 2019, the company has added discussion of non-GAAP gross margin and non-GAAP SGA. The company believes that presenting non-GAAP gross margin and non-GAAP SGA is useful to investors as it eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall profitability or operating performance.

(in millions)	Fiscal 2019	Fiscal 2018
Net cash provided by operating activities	$697.7	$1,940.5
Proceeds from sale of in-house finance receivables	445.5	952.5
Operating cash flow (excluding sale of in-house finance receivables)	$252.2	$988.0

(in millions)	Fiscal 2019	Fiscal 2018
Net cash provided by operating activities	$697.7	$1,940.5
Purchase of property, plant and equipment	(133.5)	(237.4)
Free cash flow	564.2	1,703.1
Proceeds from sale of in-house finance receivables	445.5	952.5
Adjusted Free cash flow (excluding sale of in-house finance receivables)	$118.7	$750.6

(in millions)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
Gross margin	$877.8	$919.8	$2,160.8	$2,190.0
Restructuring charges - cost of sales	(1.0)	—	62.2	—
Non-GAAP gross margin	$876.8	$919.8	$2,223.0	$2,190.0

(in millions)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
Selling, general and administrative expense	$(647.2)	$(634.5)	$(1,985.1)	$(1,872.2)
Charge related to regulatory resolution	11.0	—	11.0	—
Non-GAAP selling, general and administrative expense	$(636.2)	$(634.5)	$(1,974.1)	$(1,872.2)

(in millions)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
Total GAAP operating income/ (loss)	$(83.5)	$323.5	$(764.6)	$579.9
Charges related to transformation plan	27.1	—	125.9	—
Loss related to goodwill and intangible impairment	286.7	—	735.4	—
Loss related to sale of non-prime receivables	—	—	167.4	—
Charge related to regulatory resolution	11.0	—	11.0	—
Total non-GAAP operating income	$241.3	$323.5	$275.1	$579.9

(in millions)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
North America segment GAAP operating income/ (loss)	$(60.1)	$305.9	$(621.1)	$656.1
Charges related to transformation plan	(1.0)	—	52.7	—
Loss related to goodwill and intangible impairment	283.1	—	731.8	—
Loss related to sale of non-prime receivables	—	—	160.4	—
North America segment non-GAAP operating income	$222.0	$305.9	$323.8	$656.1

(in millions)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
International segment GAAP operating income/ (loss)	$31.0	$35.0	$12.9	$33.1
Charges related to transformation plan	—	—	3.8	—
International segment non-GAAP operating income	$31.0	$35.0	$16.7	$33.1

(in millions)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
Other segment GAAP operating income/ (loss)	$(54.4)	$(17.4)	$(156.4)	$(109.3)
Charges related to transformation plan	28.1	—	69.4	—
Loss related to goodwill impairment	3.6	—	3.6	—
Loss related to sale of non-prime receivables	—	—	7.0	—
Charge related to regulatory resolution	11.0	—	11.0	—
Other segment non-GAAP operating income	$(11.7)	$(17.4)	$(65.4)	$(109.3)

(in millions)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
GAAP effective tax rate	14.8%	(12.1)%	18.1%	1.5%
Charges related to transformation plan	6.1%	—%	(3.7)%	—%
Loss related to goodwill and intangible impairment [1]	31.1%	—%	(8.0)%	—%
Loss related to sale of non-prime receivables	—%	—%	(6.5)%	—%
Charge related to regulatory resolution	1.9%	—%	0.2%	—%
GAAP quarterly impact of annual tax benefit	(53.4)%	—%	—%	—%
Impact of revaluation of deferred taxes under Tax Cut and Jobs Act	—%	20.7%	—%	12.3%
Non-GAAP effective tax rate	0.5%	8.6%	0.1%	13.8%

[1] The loss related to goodwill and intangible impairment includes the impact of an immaterial out of period adjustment resulting from a reduction to a deferred tax liability associated with the acquisition of Zale in May 2014. This adjustment impacted the effective tax rate by 11.7% in the 13 weeks ended February 2, 2019 and 1.4% in Fiscal 2019.

(in millions)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
GAAP Diluted EPS	$(2.25)	$5.24	$(12.62)	$7.44
Charges related to transformation plan[1]	0.37	—	1.77	—
Loss related to goodwill and intangible impairment[1,3]	4.78	—	12.26	—
Loss related to sale of non-prime receivables[1]	—	—	2.11	—
Charge related to regulatory resolution[2]	0.20	—	0.20	—
GAAP quarterly impact of annual tax benefit[1]	0.86	—	—	—
Impact of revaluation of deferred taxes under Tax Cut and Jobs Act	—	(0.96)	—	(0.93)
Non-GAAP Diluted EPS	$3.96	$4.28	$3.72	$6.51
[1] Reconciliation of GAAP and non-GAAP charges and losses includes related tax impact.
[2] Charge related to regulatory resolution is not deductible for tax purposes.

[3] Loss related to goodwill and intangible impairment includes the impact of diluted versus basic shares. Loss related to goodwill and intangible impairment also includes the impact of an immaterial out of period adjustment resulting from a reduction to a deferred tax liability associated with the acquisition of Zale in May 2014.

	Fiscal 2020 Guidance Low End	Fiscal 2020 Guidance High End
2020 GAAP Diluted EPS	$1.86	$2.66
Charges related to transformation plan	1.01	0.79
2020 Non-GAAP Diluted EPS*	$2.87	$3.45

	Fiscal 2020 Guidance Low End	Fiscal 2020 Guidance High End
2020 GAAP operating income	$190.0	$245.0
Charges related to transformation plan	70.0	55.0
2020 Non-GAAP operating income	$260.0	$300.0

	Q1 Fiscal 2020 Guidance Low End	Q1 Fiscal 2020 Guidance High End
Q1 2020 GAAP Diluted EPS	$(0.78)	$(0.54)
Charges related to transformation plan	0.50	0.37
Q1 2020 Non-GAAP Diluted EPS*	$(0.28)	$(0.17)

	Q1 Fiscal 2020 Guidance Low End	Q1 Fiscal 2020 Guidance High End
Q1 2020 GAAP operating profit	$(25.0)	$(12.0)
Charges related to transformation plan	28.0	22.0
Q1 2020 Non-GAAP operating profit	$3.0	$10.0

Additional Information Regarding Credit Outsourcing

From a financial perspective, Signet received nearly $1.4 billion due to the combined sale of its prime and non-prime receivables portfolios. While the outsourcing of our credit portfolio lowers our operating profit, it also lowers share count and interest expense as proceeds from the sale transactions have been used to pay down debt and repurchase shares. Additionally, the transactions result in lower working capital requirements going forward, as Signet has no need for funding accounts receivable for future sales to its prime customers and will only hold non-prime receivables temporarily for two business days.

From an earnings perspective, after the prime and non-prime portfolio of receivables were reclassified to held for sale and subsequently sold, Signet no longer earns finance or late charge income on those accounts and no longer incurs bad debt expense. Signet will continue to pay some minimal fees directly to Genesis for new account originations, while all other servicing costs are included in the discount on forward receivables sold to investment funds managed by CarVal and Castlelake. The discount on forward receivables will be partially offset by the elimination of the costs related to our former in-house credit operations.

In Fiscal 2018, there was a reduction in operating income of $21 million in the fourth quarter solely reflecting the impact of the initial credit outsourcing of prime receivables to ADS and servicing of non-prime receivables to Genesis. Our Fiscal 2019 non-GAAP results embed a $167 million incremental year-over-year reduction in operating income reflecting a combination of: 1) an additional 8 months of impacts of the prime outsourcing; (2) 2 months of servicing costs on the non-prime portfolio receivables; and (3) 7 months of the impacts from the future discount rate associated with new credit sales purchased by investment funds managed by CarVal Investors and Castlelake.

(in millions)	Fiscal 2018	Fiscal 2019
Operating profit impact	$18	$(149)
Operating profit impact year-over-year change	$(21)	$(167)

Proceeds from sale of prime and non-prime receivables	$952	$445.5

Note: Proceeds are shown pre-transaction costs.

(in millions)	Fiscal Q1'19	Fiscal Q2'19	Fiscal Q3'19	Fiscal Q4'19
Operating profit impact year-over-year change	$(69)	$(39)	$(46)	$(13)

Condensed Consolidated Income Statements (Unaudited)

(in millions, except per share amounts)	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018	Fiscal 2019	Fiscal 2018
Sales	$2,154.7	$2,293.1	$6,247.1	$6,253.0
Cost of sales	(1,277.9)	(1,373.3)	(4,024.1)	(4,063.0)
Restructuring charges - cost of sales	1.0	—	(62.2)	—
Gross margin	877.8	919.8	2,160.8	2,190.0
Selling, general and administrative expenses	(647.2)	(634.5)	(1,985.1)	(1,872.2)
Credit transaction, net	—	(1.3)	(167.4)	1.3
Restructuring charges	(28.1)	—	(63.7)	—
Goodwill and intangible impairments	(286.7)	—	(735.4)	—
Other operating income, net	0.7	39.5	26.2	260.8
Operating income (loss)	(83.5)	323.5	(764.6)	579.9
Interest expense, net	(10.8)	(10.0)	(39.7)	(52.7)
Other non-operating income	0.3	—	1.7	0.0
Income (loss) before income taxes	(94.0)	313.5	(802.6)	527.2
Income taxes	(13.9)	37.8	145.2	(7.9)
Net income (loss)	$(107.9)	$351.3	$(657.4)	$519.3
Dividends on redeemable convertible preferred shares	(8.3)	(8.3)	(32.9)	(32.9)
Net income (loss) attributable to common shareholders	$(116.2)	$343.0	$(690.3)	$486.4

Earnings (loss) per common share:
Basic	$(2.25)	$5.70	$(12.62)	$7.72
Diluted	$(2.25)	$5.24	$(12.62)	$7.44
Weighted average common shares outstanding:
Basic	51.6	60.2	54.7	63.0
Diluted	51.6	67.0	54.7	69.8

Dividends declared per common share	$0.37	$0.31	$1.48	$1.24

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	February 2, 2019	February 3, 2018
Assets
Current assets:
Cash and cash equivalents	$195.4	$225.1
Accounts receivable, held for sale	4.2	—
Accounts receivable, net	19.5	692.5
Other receivables	72.5	87.2
Other current assets	171.5	158.2
Income taxes	5.8	2.6
Inventories	2,386.9	2,280.5
Total current assets	2,855.8	3,446.1
Non-current assets:
Property, plant and equipment, net	800.5	877.9
Goodwill	296.6	821.7
Intangible assets, net	265.0	481.5
Other assets	150.6	171.2
Deferred tax assets	21.0	1.4
Retirement benefit asset	30.6	39.8
Total assets	$4,420.1	$5,839.6
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$78.8	$44.0
Accounts payable	153.7	237.0
Accrued expenses and other current liabilities	502.8	448.0
Deferred revenue	270.0	288.6
Income taxes	27.7	19.6
Total current liabilities	1,033.0	1,037.2
Non-current liabilities:
Long-term debt	649.6	688.2
Other liabilities	224.1	239.6
Deferred revenue	696.5	668.9
Deferred tax liabilities	—	92.3
Total liabilities	2,603.2	2,726.2
Commitments and contingencies
Series A redeemable convertible preferred shares of $0.01 par value: 500 shares authorized, 0.625 shares outstanding	615.3	613.6
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 51.9 shares outstanding (2018: 60.5 outstanding)	12.6	15.7
Additional paid-in capital	236.5	290.2
Other reserves	0.4	0.4
Treasury shares at cost: 18.1 shares (2018: 26.7 shares)	(1,027.3)	(1,942.1)
Retained earnings	2,282.2	4,396.2
Accumulated other comprehensive loss	(302.8)	(260.6)
Total shareholders’ equity	1,201.6	2,499.8
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$4,420.1	$5,839.6

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2019	Fiscal 2018
Cash flows from operating activities:
Net income (loss)	$(657.4)	$519.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	183.6	203.4
Amortization of unfavorable leases and contracts	(7.9)	(13.0)
Pension benefit	(0.8)	(3.5)
Share-based compensation	16.5	16.1
Deferred taxation	(105.6)	(33.4)
Credit transaction, net	160.4	(30.9)
Goodwill and intangible impairments	735.4	—
Restructuring charges	84.9	—
Amortization of debt discount and issuance costs	2.0	3.7
Other non-cash movements	(4.6)	2.4
Changes in operating assets and liabilities:
Decrease in accounts receivable	18.1	242.1
Decrease in accounts receivable held for sale	27.6	—
Proceeds from sale of in-house finance receivables	445.5	952.5
Decrease (increase) in other assets and other receivables	0.7	(6.0)
Decrease (increase) in inventories	(194.3)	210.9
Decrease in accounts payable	(78.5)	(51.4)
Increase in accrued expenses and other liabilities	55.9	3.9
Increase in deferred revenue	9.7	10.0
Increase (decrease) in income taxes payable	10.9	(82.4)
Pension plan contributions	(4.4)	(3.2)
Net cash provided by operating activities	697.7	1,940.5
Investing activities
Purchase of property, plant and equipment	(133.5)	(237.4)
Proceeds from sale of assets	5.5	—
Purchase of available-for-sale securities	(0.6)	(2.4)
Proceeds from sale of available-for-sale securities	9.6	2.2
Acquisition of R2Net Inc., net of cash acquired	—	(331.8)
Net cash used in investing activities	(119.0)	(569.4)
Financing activities
Dividends paid on common shares	(79.0)	(76.5)
Dividends paid on redeemable convertible preferred shares	(31.2)	(34.7)
Repurchase of common shares	(485.0)	(460.0)
Proceeds from term and bridge loans	—	350.0
Repayments of term and bridge loans	(31.3)	(372.3)
Proceeds from securitization facility	—	1,745.9
Repayments of securitization facility	—	(2,345.9)
Proceeds from revolving credit facility	787.0	814.0
Repayments of revolving credit facility	(787.0)	(870.0)
Repayments of bank overdrafts	25.9	(0.1)
Other financing activities	(2.1)	(4.0)
Net cash used in financing activities	(602.7)	(1,253.6)
Cash and cash equivalents at beginning of period	225.1	98.7
Increase (decrease) in cash and cash equivalents	(24.0)	117.5
Effect of exchange rate changes on cash and cash equivalents	(5.7)	8.9
Cash and cash equivalents at end of period	$195.4	$225.1

Real Estate Portfolio:

Signet has a diversified real estate portfolio. On February 2, 2019, Signet operated 3,334 stores totaling 4.7 million square feet of selling space. Compared to prior year, store count decreased by 222 and square feet of selling space decreased 5.7%.

Store count by banner	February 3, 2018	Openings	Closures	February 2, 2019
Kay	1,247	31	(64)	1,214
Zales	704	2	(48)	658
Peoples	129	2	(8)	123
Jared	274	1	(19)	256
Piercing Pagoda	598	—	(24)	574
Regional banners(1)	100	1	(69)	32
North America segment	3,052	37	(232)	2,857
H.Samuel	301	—	(13)	288
Ernest Jones	203	3	(17)	189
International segment	504	3	(30)	477
Signet	3,556	40	(262)	3,334
(1) Includes one James Allen location.

CONTACT:
Investors:
Randi Abada
SVP Corporate Finance Strategy & Investor Relations
+1 330 668 3489
randi.abada@signetjewelers.com

Media:
David Bouffard
VP Corporate Affairs
+1 330 668-5369
david.bouffard@signetjewelers.com